Exhibit 99.1

Finish Line Declares Quarterly Cash Dividend

INDIANAPOLIS, July 22, 2010 – The Board of Directors of The Finish Line, Inc. (NASDAQ: FINL) today announced that it has declared a quarterly cash dividend of $0.04 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable September 13, 2010 to shareholders of record as of August 27, 2010.

About Finish Line
The Finish Line, Inc. is one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 666 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

Media Contact:	Investor Contact:
Anne Roman	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914